                                                                    EXHIBIT 99.1

                     TRANSCRIPT OF EARNINGS CONFERENCE CALL
                             HELD BY US UNWIRED INC.
                                ON APRIL 1, 2003

Operator:           Good morning ladies and gentlemen, and welcome to US
                    Unwired's fourth quarter earning conference call. At this time all lines have been placed on a "listen only" mode and the floor will be open for questions and comments following the presentation.

                    It is now my pleasure to turn the floor over to your host, Mr. Ed Moise. Sir, you may begin.

Mr. Moise:          Thank you, Shawanna. Welcome to US Unwired's conference call to discuss financial and operating results for the fourth quarter of 2002. I'm Ed Moise and joining me is Robert
                    Piper, US Unwired's Chief Executive Officer, and Jerry
                    Vaughn, US Unwired's Chief Financial Officer.

                    Before we begin, you should be aware that our discussion this morning will likely contain forward-looking statements. Forward-looking statements often include words like believes, belief, expects, plans, anticipates, intends, projects, estimates, may, might, would, or similar words. Forward-looking statements are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. Since these forward looking statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. For a detailed discussion of the factors, risks and uncertainties that could cause actual results to differ from those described in our discussion please refer to our SEC filings that are specified in our press release yesterday.

                    In addition, discussions during today's conference call may reference certain financial measures not recognized by Generally Accepted Accounting Principles, or GAAP. A reconciliation of those measures to GAAP can be found on the investor relation section of the company's website, www.usunwired.com/investor.

                    That said, I give you Mr. Robert Piper.

Mr. Piper:          Thank you, Ed and good morning everyone. Jerry and I welcome you to US Unwired's fourth quarter and year-end 2002 conference call. You know as many investors and analysts have abandoned the wireless sector, you prepare for these calls wondering if anyone will be on the other end to listen. So for those of you on the other end, and there are many, US Unwired is appreciative of your continued interest in our company. Rest assured, despite current economic conditions, we still believe there is value in our business plan and we are working diligently to obtain it.

                    Clearly, for Sprint PCS Affiliates, 2002 was a difficult year. We could sit here this morning and blame some of our poor results on a weak national economy. We could talk about slowing wireless growth overall -- but these are concerns outside of our control. US Unwired can't, by itself, better the country's economy nor can we increase overall demand for wireless. We can, however, even given the economic environment we find ourselves in, improve our operating performance. Last year was marred by lower than expected subscriber growth, higher than expected churn, and higher than expected expenses including bad debt and unanticipated charges from Sprint PCS. These are issues we've taken steps to correct and if the fourth quarter is any indication, the steps we've taken are beginning to have a positive impact.

                    We spent the last half of 2002 working to make sure our base had a more acceptable mix of prime subscribers. We have refocused our distribution and it is paying off. At the end of the fourth quarter 2002, our subscriber base was 63% prime subscribers versus 52% the same time last year. 62% of the gross additions during the fourth quarter 2002 were considered prime versus 48% a year ago. Having read our press release, you know the fourth quarter yielded net subscriber additions of almost 20,000 but within that number are net prime subscriber additions of almost 29,000. These are positive numbers indicating a positive trend.

                    We ended the year with a PCS subscriber base of 561,200 and including 26,500 cellular customers, and 13,200 Virgin mobile resell subscribers, our total wireless base exceeded 600,000 subscribers.

                    As we bolstered the subscriber mix, US Unwired also worked to make sure our sub-prime subscribers had a more palatable option than the Clear Pay services. As most of you know, we eliminated the No Deposit ASL offering from all our properties last year with the final cut coming in September. The impact of other Clear Pay services has been somewhat limited by US Unwired not participating in various rebate programs and restructuring commission programs in our local agent and retail stores. At the same time, however, we sought and received Sprint's approval to launch, and in some properties re-launch, our prepay product, Chat Pak. Those of you that have followed US Unwired since inception know that prior to our conversion to Sprint's customer care and billing services, we offered the industries' most successful prepay platform. It was characterized by ARPUs over $40, lower activation costs than postpay and zero bad debt. In the fourth quarter we re-launched Chat Pak in much of our southern properties. It accounted for about 12% of the gross adds in the south and yielded almost a $43.00 ARPU. That's an ARPU number that includes minimal roaming expense and compares very favorably to the industry average of about $20.00 and Sprint PCS's prepay product, called My Wireless, which is currently yielding US Unwired about $12.00 in ARPU. In the first quarter we launched Chat Pak in the former Georgia PCS properties and expect shortly to complete the launch in the former IWO properties.

                    Our distribution mix shows a bigger slice of our gross adds coming from our national third parties -- 34% in the fourth quarter versus 32% in the third. 41% came from our retail stores in the fourth quarter compared to 44% in the previous quarter and our local agents continued to decline providing 14% in the fourth quarter compared to 16% in the third quarter. The balance came from some of the other Sprint channels. The reduction in the local agent production is by design because historically their mix of prime and sub-prime subscribers has been too heavily weighted to sub-prime.

                    Postpay PCS churn for the fourth quarter was 4.2% and although it is a number that remains unacceptable, it did decrease from 4.7% in the third quarter. We expect, as we continue to sift through our sub-prime customer concerns, that churn will continue to decrease.

                    Our network continues to reap the benefits of our 3G upgrade. First, its performance measured in blocked and dropped calls, despite increased usage, continues to improve. Now in both categories we are slightly above 2%. Secondly, as Jerry will talk about in more detail shortly, the data component of ARPU increased in the fourth quarter by 59% over the third quarter. Moving from 81(cent) to $1.29.

                    Before I turn this over to Jerry for a detailed layout of some of the financial metrics and the balance sheets, let me just mention again this interesting phenomenon that takes place in a business when times become more challenging or more competitive and it is that innately you get a little stronger, you get a little wiser, you become more attentive to detail and generally you find yourself as a company doing more with less. We've scrutinized even more than before each capital expenditure and finished the year having spent fewer dollars than originally anticipated. In 2002 we streamlined our organizational chart and removed over $11 million dollars of annual costs. We've realigned our distribution channels focusing on least costs while achieving a better prime subscriber mix. As Jerry discusses our EBITDA in a few minutes, you'll see these cost-saving measures have had a positive impact. A positive impact even in a quarter that because of the high number of gross adds typically challenges EBITDA.

                    This scrutiny of expenses will continue and expand in 2003. We are evaluating each of our existing retail stores expecting to consolidate some of our weaker performing stores with some of our stronger performing stores. We will continue to downsize our local agent network to eliminate those that fail to meet our minimum performance requirements. We will continue to abstain from national third party promotions if we feel they don't meet our subscriber goals or economic return requirements.

                    And finally, we will be more demanding of our largest vendor, Sprint PCS. In the past, in an effort to retain the spirit of the affiliation, to retain the goodwill that existed at the outset of the affiliation program, we have not treated the Sprint PCS invoices with the same resolve typically used with other vendors. This can no longer be the case. We will do our best to hold Sprint PCS accountable to perform our back-office services of billing and customer care to a defined set of standards. Each invoice sent from Sprint will require detailed justification to ensure the charges are accurate and allowed for in the affiliation agreement. We believe our affiliation agreement provides avenues to require both accountability and justification. Our relationship with Sprint PCS is critical and we will stay focused on improving it.

                    And with that, let me turn the call over to Jerry.

Mr. Vaughn:         Thank you, Robert. As Robert reported, we ended 2002 with
                    approximately 60,000 wireless subscribers, an increase of 290,000 over 2001 representing an increase of over 90% in year-over-year subscriber growth.

                    Total revenues for the fourth quarter were $149 million and for the full year 2002 were $534 million as compared to $81 million in the fourth quarter of 2001 and $259 million for the full year 2002 -- 2001, pardon me. Fourth quarter subscriber revenue was $92 million and roaming revenue totaled $51 million.

                    On a consolidated basis, the fourth quarter produced $7.4Million of EBITDA, excluding non-cash compensation. For the quarter, US Unwired classic, excluding IWO, generated $9.2 million in EBITDA versus a loss of $3.7 million in the same period of last year. Our southern PCS operations produced $7.8 million of EBITDA versus a loss of $6.2 million for the same quarter of last year.

                    For the full year 2002, on a consolidated basis, we generated $6.7 million of positive EBITDA, excluding, again, non-cash compensation. US Unwired classic, again, excluding IWO, produced $15.2 million of positive EBITDA with our PCS property accounting for $6.4 million dollars.

                    Total roaming revenue for the quarter was $51 million, resulting in a net roaming position of $13.4 million dollars and continues to be positively impacted by increased usage from customers of other PCS carriers. Roaming minutes totaled 332 million for the quarter versus 336 million minutes in the prior quarter. Our customers traveled off our network a total of 242 million minutes, representing a favorable ratio of 1.4 to 1. As previously reported and effective January 1, 2003, Sprint reduced the roaming rate to 5.8(cent) per minute from 20(cent) per minute in most of our southern markets and from 10(cent) per minute in our northern markets.

                    PCS cost of service and general and administrative expenses decreased by $7.7 million from the third quarter, driven primarily by a $7 million dollar decrease in bad debt. Bad debt totaled $2.9 million for the quarter equaling 3.2% of subscriber revenue. For the full year of 2002, bad debt losses totaled $25 million dollars or 7.9% of subscriber revenue driven primarily by involuntary churn of sub-prime customers.

                    PCS cash cost per user, or CCPU, was $61.00 for the quarter. Excluding roaming, CCPU was $38.00 including approximately $2.00 in bad debt. PCS post-pay ARPU, including roaming, was $85.30 compared to $86.70 in the third quarter. Without roaming, post-pay ARPU was $54.70 versus $55.00 in the previous quarter.

                    PCS sales and marketing expenses were $29 million dollars compared to $27 million dollars in the prior quarter. CPGA decreased to $342.00 from $378.00 due primarily to a higher level of gross subscriber additions.

                    Our PCS network was used a total of 1.1 billion minutes, the third consecutive quarter of over a billion minutes of use. The increase in network usage was from higher subscriber usage. Our average customer used 618 million minutes compared to 607 minutes in the third quarter with 471 minutes being used on our network and 147 minutes used while traveling off our network, primarily on the Sprint network. Our cell sites averaged 62,000 minutes of roaming per month versus 64,000 minutes in the third quarter.

                    We spent $25 million dollars in CAPEX to expand our network coverage and capacity and to continue the expansion of the network in the northeast. At the end of the quarter, we had 1796 cell sites on the air and had a total of 232 second carriers having added 42 new cell sites and an additional 32 second carriers during the quarter. For full year 2002, we spent a total of $124 million dollars on our network, which is $19 million dollars lower than originally planned. To date, our cumulative CAPEX per covered POP is $49.00.

                    At the end of the quarter, US Unwired stand-alone had cash and cash equivalents of $27 million dollars and an additional $76 million dollars available under a revolving credit facility. We were in compliance with all covenants at year-end. However, our current business model indicates that we are likely to fail certain financial covenants during 2003. We have initiated discussions with the US Unwired banking group regarding amending the covenants. However, there can be no assurance we will be able to negotiate amendments on terms acceptable to the banking group and us. At this time it would be imprudent to provide more detail.

                    At the end of the quarter, IWO had approximately $76 million dollars in cash and cash equivalents; including $33 million dollars restricted in escrow for interest payments on IWO cash pay bonds through January 2003 -- 2004, pardon me, plus an additional $8 million restricted for IWO's banks. In November we made a draw request of $15 million dollars under IWO's revolving credit facility. One bank failed to fund its $1.8 million dollar share of the request. We have reserved our rights on this failure to fund.

                    IWO will likely not be in compliance with its minimum subscriber covenant for the first quarter and the remaining quarters for 2003. We are working with the IWO banks and bondholders to arrive at an acceptable restructuring of its balance sheet. At this time, it would be premature to provide further details.

                    We have previously announced that we have received notice from the NASDAQ of our failure to comply with the $1.00 minimum listing requirement. While we continue to work with the NASDAQ for continued listing status, we are reviewing alternate listing exchanges. We will keep you apprised of our efforts to address our listing situation.

                    In the fourth quarter, pursuant to FASB 142 and 144, we performed a fair value assessment of goodwill and other long-lived assets for both US Unwired and IWO. We concluded that there was no impairment at US Unwired. We further concluded that IWO had an impairment and recorded a charge of $402 million dollars in the quarter.

                    Operator, would you please provide instructions for questions.

Operator:           Thank you, the floor is now open for questions. If you do
                    have a question or comment at this time you may press the numbers 1, followed by 4 on your touch-tone phone. I do ask that while you pose your question pick up your handset to provide optimum sound quality.

                    Please hold while we take our first question. Our first question of the morning is coming from Steve Amaro from Morgan Stanley. Please pose your question or your comment at this time.

Mr. Amaro:          Good morning, guys. Good progress. I just had a couple of
                    questions. I know some you probably won't address, but I figured I'd take a shot anyway.

                    First, on any kind of guidance that you would give -- you know we're definitely through March so if not for, you know, maybe the quarter, but maybe if you don't want to take a stab a the quarter -- looking at the whole year, kind of what you guys think you're going to achieve and then secondly, just on the covenants, you mentioned that IWO you thought that the rest to your first quarter subscriber covenant. I was wondering if you could give us some same kind of color at least on the US Unwired territories, the original southern territories, what kind of covenants you're looking at there?

Mr. Piper:          Steve, we did provide a little bit of guidance in the script and I guess I'll reiterate that. We expect the churn to continue to go down as we work through our sub-prime subscriber issues. We are going to spend a good deal of this year continuing to get our expenses in order. So we would expect to see some positive movement there as well. But that's about as far as we're going to go today in talking about guidance, either quarterly or annually.

Mr. Amaro:          Okay.

Mr. Vaughn:         Yeah, Steve, we have a lot of moving parts as you can well imagine right now.

Mr. Amaro:          Sure.

Mr. Vaughn:         And attempting to do this right now would be probably an
                    impractical situation, one which we'd have to change later on and we don't want to be held accountable for something so early in the year that may have some movement in it later on.

Mr. Amaro:          This I understand, but, you know, with -- we're at the end of March. You guys have obviously had a chance to look at what's happened in the earlier parts of the year. Any color there? If not specific numbers, just are you happy with what you're seeing in churn so far, or -- and I realize there's a lot more to go, but just some sort of color would be great.

Mr. Piper:          Well, Steve, we expect churn to go down and we want you to eagerly anticipate our conference call, which should be about 45 days from now. We want to make sure you're attending, so we'll share our performance then.

Mr. Amaro:          Well, I'll definitely be there.

Mr. Vaughn:         Okay. Moving on to your question about covenants. Steve, I think we realize and probably sent some pretty strong signals to the marketplace that we stopped offering the NDSL product in the north in September of last year. We knew at that point in time we were about to be significantly challenged to get the minimum subscriber covenants. We could have chosen to pursue the path of other people and chase that subscriber covenant. We didn't think that was in the company's best interest. We didn't think it was fair to our banks and our bondholders at that point in time didn't have the kind of controls on us that they needed to. So we basically knew what we were facing at that point in time and as far as we're concerned, we think we made the most practical decision possible. We continue to work, as I said, with our banks and our bondholders to, you know, use as a leverage point to start the negotiations and the discussions to date. As far as USU goes, once again, we switched over to Stage II covenants in 2003. We've probably, because of some of the setbacks that Robert referred to in our business plan, probably did not reach the maturity level to really go to Stage II covenants and, as such, some of them are really problematic of whether we could ever achieve in today's environment and, again, we have sat down with our bank group and are constructively working through amending those covenants.

Mr. Amaro:          Great. Thanks a lot.

Operator:           Thank you. Our next question is coming from Igor Volshteyn of Tejas Securities Group. Please pose your question or your comment at this time.

Mr. Volshteyn:      Hi. Good morning, guys. I wanted to say good job on the
                    operational improvement in the fourth quarter. It looks like things are starting to take hold. I have a few questions.
                    One, I wanted to see if you guys could break out churn for US Unwired and IWO on a standalone basis as well as the bad debt expense for each for the quarter.

Mr. Piper:          Yeah, churn has typically been somewhat higher in our
                    southern markets than in the northern markets. The blended churn in the north for the quarter was 3.7% and for the south, 4.6%.

Mr. Vaughn:         I think your other question had to deal with bad debt.

Mr. Volshteyn:      Yes, correct.

Mr. Vaughn:         In the south the bad debt was, of that $2.9 million I
                    referenced, $2 million was in the south and the other
                    $900,000 was in the north.

Mr. Volshteyn:      Okay. Great. The other thing I wanted to ask was if you guys could walk us through the sources and uses of cash for US
                    Unwired. I guess the problem that I was struggling with is looking at the EBITDA there in the south, which was about
                    $9.2 million against cap ex of about $11 million and what looks like cash expense of about $1 million. Looks like a net cash burn of about $3 million, but it looks like there was about $8 million of total cash uses in the south and I want to understand where that $5 million delta comes from. I didn't know if it was just a working capital issue or something else.

Mr. Vaughn:         I would surmise that's probably what it is. I don't have it right off the top of my head.

Mr. Volshteyn:      Okay. Because it wasn't as clear on the cash flow statement apparently.

Mr. Vaughn:         There was some working capital adjustments, as Robert eluded to, there's issues going on with unanticipated charges by Sprint and timing of that.

Mr. Volshteyn:      Okay. So would you expect those to kind of get reversed
                    coming into the first quarter?

Mr. Vaughn:         Working capital will always have a position out there.

Mr. Volshteyn:      Sure.

Mr. Vaughn:         As we do because we do a lot of things here out of necessity by accrual method.

Mr. Volshteyn:      Okay. No problem and then the last question I have is, I
                    know we touched on covenants in the previous question, but just really wanted to understand. Is this a first quarter
                    2003 issue or is this an issue that arises a little bit later? Because I guess first quarter is when a lot of the staged covenants kicked in and the covenant I thought that you guys might be in trouble with is the total leverage and I want to understand if that is it just the covenant that's causing a problem?

Mr. Vaughn:         As Robert said, we're not prepared at this time to go into any kind of guidance that may give you some guidance. We will be dealing with the covenants as a package. Remember, we're the last affiliate to have to address our covenants.
                    You know, even in some pretty bad times we were able to deal effectively with meeting those covenants and I just think that with the way the market has changed, the way our business has changed, that it's imprudent for us to address the covenants whether it's a first quarter issue or whether it's a third quarter issue.

Mr. Volshteyn:      Okay. Wonderful. Thank you very much.

Operator:           Thank you. Our next question is coming from Ric Prentiss of
                    Raymond James. Please pose your question or your comment at this time.

Mr. Prentiss:       Good morning, guys.

Mr. Piper:          Hey, Ric.

Mr. Vaughn:         Hey, Ric.

Mr. Prentiss:       Couple of questions for you, kind of following on those same paths. Jerry, do you have some timeframe you guys are operating under as far as when you'd like to try and get the banks to sign on the line on some covenant changes? How long are we looking at? When we're back on the call in 45 days, like Robert was saying, should we expect to hear something by then, or is this a longer process?

Mr. Vaughn:         Well, we don't know that. We've had a very positive working relationship with our banks over the years and they've been around since, you know, `98. We've never borrowed any money on our revolver. We've paid them a substantial amount of commitment fees in that period of time. It remains a very healthy relationship but, you know, in today's environment things get scrutinized a little more than perhaps they would a year ago and I just can't predict right now, nor do I think it would be appropriate for us to try to pin our banks down to some kind of a timeframe. They're as anxious as we are to get this issue behind them.

Mr. Prentiss:       Right. But there's active discussions going on, is that fair to say?

Mr. Vaughn:         As we said, we're in discussions with our banks.

Mr. Prentiss:       Okay. Second question, Robert, you've mentioned going to
                    take a lot, I guess, tougher stance with the Sprint PCS bills. Can you elaborate a little bit for us what all it involved there, what the process is and what the impact could be as far as on your balance sheet?

Mr. Piper:          Yeah, Rick, I'll just make a couple of comments outside of what was scripted. The Sprint expenses make up a substantial portion of our annual expense and, in fact, I think including the travel expense it's over 40% of our expenses in 2002. If you exclude the travel it's still about 25% of our expenses for the year and, you know, we need to I guess address those. In today's economic environment, in today's operational environment, it requires us to be a little bit more vigorous in our approach to those invoices. You know, in the past we had felt it more important to retain the spirit of the affiliation, to retain the goodwill in the affiliation, to build on that goodwill and we did that and we felt it better not to challenge each decision at Sprint in order to do that. Now we have to be a little bit more cognizant of exactly what we're getting billed for. We have to make sure that the affiliation agreement allows for those type of bills and we have to make sure that we're being provided the services that we're paying for and that's going to be our approach. I don't know if tougher is the right word to use that you used, but we're going to be more diligent in our process.

Mr. Prentiss:       Okay. With the change of the guard at Sprint have you
                    noticed any changes in the last couple of weeks as far as this issue at the executive level now that they have a change at the CEO level? Any perceived changes yet or is it still too early from that side?

Mr. Piper:          Well, I think we're excited about Len Lauer and we're
                    excited specifically about his customer care initiatives and his commitment to make Sprint one of the better performing wireless carriers as it relates to customer care.
                    Historically there have been issues with customer care at Sprint and we think that's one of our largest concerns. So we're excited about the change. We look forward to the programs he's going to implement and I think he'll do a good job.

Mr. Prentiss:       All right. From an operational standpoint, can you share
                    with us a little bit on the data product? You mentioned that data ARPU had gone up fifty-something percent from about
                    80(cent) to about a buck thirty ($1.30) worth of ARPU from third quarter to fourth quarter. Can you talk a little bit about how many of your customers are taking the PCS Vision product, how many of them are staying on the plan once the free trial expires and have you implemented that 60 day free trial instead of the 90 day free trial like Sprint has done?

Mr. Piper:          Yes to your last part of that question. We have implemented the 60-day free trial. In the fourth quarter we had about
                    63% of our gross adds were 3G subscribers. We ended the year with about 18,000 new subscribers or converted subscribers to Vision plans.

Mr. Vaughn:         And, Rick, those are split about half and half between
                    conversions and new subscribers.

Mr. Prentiss:       Okay and as people are coming up to their 60, old 90 but now
                    60-day free period, what kind of take rate are you getting?
                    How many people are saying, "Yes, I'm willing to pay that ten bucks ($10.00) extra, or whichever plan they're on?

Mr. Piper:          Yeah, I don't know if we're late enough into the process to have that number. I don't have that number today. We've, I guess, taken the approach that we need to give that a little bit more time.

Mr. Prentiss:       Uh-huh (yes).

Mr. Piper:          Having just signed up in December, I don't know that we have that number available today. I need to clarify one other thing, Rick. I said 63%. I hope I said of gross adds during the quarter or phone sales during the quarter.

Mr. Vaughn:         Right.

Mr. Prentiss:       Yeah, you did.

Mr. Piper:          All right.

Mr. Prentiss:       Okay. So that's obviously an area we're all keen on seeing if people are staying on it. Anecdotally, now that you've got January, February and March behind you, is there comfort that people are keeping these services, that the free trials are working and people are finding value in them?

Mr. Piper:          Well, I'll tell you, I think what the tell tale sign of
                    that, is what's happening with your data usage as a piece of ARPU and our increase suggests that people are using it and as long as people use it, we expect they're going to continue to use it going forward. So I think that the initial signs are very positive, that they will continue on the service after their trial expires.

Mr. Prentiss:       Final question for you, some other companies have kind of
                    floated the idea that maybe some of the Sprint affiliates might combine together at some point in time. Have you had any discussions or do you see any benefits in combining together with other Sprint affiliates?

Mr. Piper:          We haven't had any discussions, Rick. We probably not even evaluated that internally about what would be the pros and cons of the combination of affiliates today. We have other issues that we are very focused on.

Mr. Prentiss:       All right. So look for the stable future, you guys have
                    focused on your covenants, your operations, getting the expenses down and just trying to get back on the operational path?

Mr. Piper:          That's a great summary.

Mr. Prentiss:       All right. Thanks, guys, good luck.

Mr. Piper:          Okay.

Operator:           Thank you. Our next question is coming from Jeff Gavarkovs of Bank of Montreal. Please pose your question or your comment at this time.

Mr. Gavarkovs:      Thank you very much. Could you please provide us a split of the roaming minutes in the US Unwired territory, both inbound and outbound?

Mr. Piper:          Sure. We have in our southern properties out inbound MOUs
                    were 234 million.

Mr. Gavarkovs:      Uh-huh (yes).

Mr. Piper:          Our outbound MOUs, 169 million.

Mr. Gavarkovs:      Okay.

Mr. Vaughn:         I think you want the home market MOUs, do you not, Jeff?
                    That's 534 million minutes.

Mr. Gavarkovs:      Okay. When I say home, I mean the local.

Mr. Gavarkovs:      And also a break out of CPGA by north and south.

Mr. Vaughn:         The CPGA in the south was $344 and in the north was $340.

Mr. Gavarkovs:      Okay and what does that bring the cumulative customer mix in both regions?

Mr. Piper:          As far as what?

Mr. Gavarkovs:      The prime/sub-prime.

Mr. Piper:          Prime/sub-prime? Is that --

Mr. Gavarkovs:      Yeah.

Mr. Vaughn:         In the south the ending subscribers were 59% of prime and
                    the north that same number was 69%. But you have to understand, Jeff, that in the south Robert said we offer our pre-pay product.

Mr. Gavarkovs:      Uh-huh (yes).

Mr. Vaughn:         While that serves the same sub-prime customer as Sprint's
                    ASL product does, you do have different risk situations there, but when I gave that 59% I included the pre-pay in sub-prime.

Mr. Gavarkovs:      Okay. Thank you very much.

Operator:           Thank you. Our next question is coming from Anton Anikst
                    from Morgan Stanley. Please pose your question or your comment at this time.

Mr. Anikist:        New to the story so please bear with me. But I do have two questions for you. One is really more of a business model question. It is my understanding that you're probably paying somebody in the neighborhood of $8.00 or $9.00 a month per subscriber to Sprint for billing and customer service. So my question is, do you have any flexibility in trying to outsource to another provider and what would be the migration costs and do you have any, you know, legal restrictions with respect to your existing agreements with Sprint to doing that? And second is just a quick clarification. The $75.3 million available on the Unwired revolver, is that a year-end figure or is that a as of today figure, and do you believe that you're now disclosed, you know, projected violations of covenants on both facilities, the IWO and Unwired, would, you know, impede your ability to fund where you're trying to tap the revolver at this juncture? Thanks.

Mr. Piper:          Anton, let me deal with the first part of your question, the customer care and the billing and, since you're new to this sector, let me just give you a little historical view of US
                    Unwired. When we started this affiliate, US Unwired did its own back office services, performed its own of customer care and billing. We did those in-house. In our agreement today it allows for us to have those services performed where we think it is done best. We migrated to Sprint's customer care and billing back office about a year and a half ago now, or a little bit longer than that. But we do have the opportunity to move our customer care to another service provider. There are other issues associated with that. You asked about the cost, the expense, how would Sprint work if we were to do that. Those are areas that we are in the process of discussing today, so I'm going to defer any further comment on that and turn it over to you.

Mr. Vaughn:         As far as the revolver, that $76 million number was a
                    year-end number. We still have some revolver availability in the IWO properties that are 25 million. We're under the assumption, after discussions, that revolver availability at IWO is not available to us. It's still questionable whether the south's revolver availability is. Remember, what we said is we're dealing with certain covenants at certain times during 2003 and I do not believe that necessarily constitutes an inability to access that revolver. What we're focused on though is not the revolver itself, but the amendments, to get the amendments more in line for both the company and the banks.

Mr. Anikist:        Got it. But there's been no draws on the revolver since
                    year-end, right? In the last three months?

Mr. Vaughn:         That is correct.

Mr. Anikist:        Thank you.

Operator:           Thank you. Our next question is coming from Jim Rice of
                    Appaloosa Management. Please pose your question or your comment at this time.

Mr. Rice:           Hi, guys. Can you just give a little more balance sheet
                    information in terms of, you know, what the accounts receivable and tray table was at the end of the year?

Mr. Vaughn:         What are you specifically looking for, Jim?

Mr. Rice:           Well, would like to know what your DSOs are running at and would like to know what the balance of the accounts payable and tray table are.

Mr. Vaughn:         I don't have the DSO number with me right now.

Mr. Rice:           Okay and do you have any other balance sheet information you can share?

Mr. Vaughn:         Well, if you're looking at the payable section in
                    particular, we have some accrued expenses with Sprint. We have a fair amount at about $19 million in unearned revenue.
                    We have accrued commissions of about $15 million dollars and then we accrued the interest on the IWO bonds and that's about $11 million dollars. There was a payment due in January of 2003.

Mr. Rice:           Okay. There weren't any significant payables to handset
                    providers or anything like that?

Mr. Vaughn:         Not out of the normal course of business, no.

Mr. Rice:           Okay. Just curious on the roaming rate reduction, you said you were running 10(cent) in the northern markets and 20(cent) in the south and it's going to 5.8(cent). What was your blended rate for the fourth quarter?

Mr. Piper:          The blended rate was about 16(cent) including long distance.

Mr. Rice:           And are you getting some offset -- is there going to be any offset to that in terms of what you pay for your customers to roam on Sprint's network with the rate?

Mr. Piper:          Yeah, the 5.8(cent) is a reciprocal rate.

Mr. Rice:           Okay. So what sort of impact do you think that'll have to --
                    if that had happened at the beginning of the fourth quarter, what do you think revenues would have been?

Mr. Piper:          Well, I don't know exactly how to answer that question, but the 16(cent) includes long distance.

Mr. Rice:           Okay.

Mr. Piper:          If you take the 5.8 and you include long distance, that
                    makes that 5.8(cent) about 7(cent). So whatever percentage that is, it's obviously more than a 50% reduction.

Mr. Rice:           Okay and how many roaming minutes did you have, again, in
                    the quarter?

Mr. Vaughn:         169 million in the south.

Mr. Rice:           And do you provide what the long distance minutes were too for roaming?

Mr. Vaughn:         Yeah, that's about 50% of those minutes are long distance.

Mr. Rice:           Okay. Great, thanks, guys.

Mr. Vaughn:         I'm getting a signal here it's a little bit higher than
                    that, Jim.

Mr. Piper:          I think it's around 70% of the traffic is LD traffic.

Mr. Rice:           Okay.

Mr. Piper:          When you're traveling.

Mr. Rice:           All right, great. Thanks, guys.

Mr. Piper:          Okay.

Operator:           Our next question is coming from Ryan Langdon of AIG. Please pose your question or your comment at this time.

Mr. Langdon:        Hi. I've got a few questions actually. In terms of the Type
                    II costs, do you have a timeframe in terms of sort of a drop dead on Sprint, pricing its services at a market rate or at least getting the quality of those services up to the market rate? Or have you put them on notice yet that you'll be taking those away from them? And if IWO files, or whatever it does, if it restructures, you know, are you planning to try and retain that in any way? And if you don't, does that have any cash impact on the Unwired -- the traditional
                    Unwired issuer? And I guess that's it.

Mr. Piper:          Yeah, Ryan, I just to answer your questions about Sprint, we are in constant negotiations with Sprint, have been since the outset of the affiliation agreement in `98 about a number of different issues. One of those today includes -- or is customer care. You know, I can't really comment about where we are in dealing with that, but we do feel as though these are not unanticipated, I guess, disputes. In fact, we allowed for a dispute process when we originally drafted the affiliation agreement. So we feel like we have avenues available to both Sprint and US Unwired today to resolve our issues and we are going down those paths.

                    As far as what we expect to be doing with IWO, the year's kind of bring a number of different challenges and changes. But we operate IWO today and we expect to continue to operate IWO as we do today.

Mr. Langdon:        Let us then, for the sake of argument, if IWO's debt
                    investors take that company over via restructuring and you no longer have the opportunity to manage it, does that have a other cash benefits or costs that are arranged with the traditional Unwired credit that will then be a benefit or a negative in that case?

Mr. Piper:          Well, I think when you combine properties like there there's certainly some kind of deferred expense from a senior management level that you're able to allocate over more POPs rather than less POPs. So there will be some expense that US
                    Unwired no longer would allocate to the IWO properties.

Mr. Langdon:        Okay. So that's basically just senior management and then on the Type II, is that 90 days notice for you to take it away if that's what you feel like you want to do, or is it longer?

Mr. Piper:          I'm not exactly sure of the timeframe. I think it's longer than that.

Mr. Langdon:        Okay. All right, thanks.

Operator:           That answers your question, sir?

Mr. Langdon:        It does, thank you.

Operator:           Thank you. Once again, if you do have a question or a
                    comment at this time, please press the numbers 1 followed by 4 on your touch-tone phone.

                    Our next question is coming from Ryan Lessard of Aetna. Please pose your question or your comment at this time.

Mr. Lessard:        Good morning. A couple of questions; first, could you
                    explain any sort of cross defaults that would be impacted from IWO upon US Unwired if IWO does end up having to restructure in a Chapter 11, or are there any complications or is it completely clean and separate?

Mr. Vaughn:         Yes, they're completely clean and separate based on the debt perspective.

Mr. Lessard:        Great and could you just spend a couple of seconds
                    explaining why the Chat Pak product has been successful for you and you've exhibited zero bad debt, whereas the Clear
                    Pay was an unmitigated disaster?

Mr. Piper:          I don't know if we used that terminology, Bryan, but we'll go with it anyway. Yeah, we have -- and you may have to cut me off because I can talk for a long time about Chat Pak.
                    But we have been -- I guess we implemented our first pre-pay platform back in `96. We've been in the wireless for quite some time and we became very frustrated because about 30 to 40% of our customers walking into our store walked out without product because they couldn't meet our credit requirement. So we had been testing and perfecting this platform now for six or seven years and we offered a little bit differently than what everybody else has done. There's two key areas that we think enhance the ARPU numbers and the churn numbers associated with Chat Pak. One is that we require the customer to make a commitment financially before they walk out of our store with the service. Okay? We think that this type of customer needs to think about the service a little bit longer. They need to understand that they're going to have a substantial up-front outlay so that this is not a one month, two month purchase, this is a longer-term commitment and secondly, we've never bought off on this philosophy that you penalize or charge those customers that pre-pay a premium for the service. You know, many of the services out there are 25(cent), 50(cent) a minute if you're a pre-pay subscriber. Well, that just does not make economic sense. In fact, we're one of the only industries that historically has penalized you to pay early. Most industries give you some kind of discount or incentive to pay early. So
                    I could go on and on, but those are two of the primary reasons that our pre-pay has done well.

Mr. Lessard:        I mean, do you subsidize handsets? Do you make people
                    literally pre-pay where they're -- it's almost like depositing the cash before they can use the minutes?

Mr. Piper:          Yes.

Mr. Lessard:        Like a phone card?

Mr. Piper:          Yes. You pay before you use and we subsidize the handset and there's some subsidy to the sale, but not near the subsidy that we have on our postpay sales and I think that's one of the reasons you saw that our CPGA did so well in the fourth quarter is that, as I mentioned, 13% of our gross adds were Chat Pak adds and they have less subsidy associated with those than do our postpay subscribers and since you buy in advance you don't leave us owing us any money.

Mr. Lessard:        Okay and if I could bother you for two more questions,
                    that's what would be the fourth quarter cap ex for the US
                    Unwired excluding IWO and what would it have been in the fourth quarter interest for US Unwired excluding IWO?

Mr. Vaughn:         The cap ex number for the south was $11 -- or $10.9 million dollars.

Mr. Lessard:        Okay.

Mr. Vaughn:         Let me look up the interest number on that and we'll come
                    back while we answer other questions on that.

Mr. Lessard:        Thank you very much.

Operator:           You have a follow-up question coming from Jeff Gavarkovs
                    from Bank of Montreal.

Mr. Gavarkovs:      Jeff Gavarkovs, thanks very much. Thank you for the
                    follow-up. Could you provide the roaming minutes in US
                    Unwired in Q2 and Q3? My second question is, what number of -- or what point would your cellular operations no longer be EBITDA positive? What number of subscribers? And lastly, have there been any efforts to monotize any of the minority interests or spectrum assets? Thank you.

Mr. Vaughn:         Jeff, we'll answer your question. Let me get back and answer
                    Bryan's open question on the interest. There's a little over $2 million, Bryan, in the interest at US Unwired. That's cash interest. Sorry, Jeff.

Mr. Piper:          Jeff, let me address your roaming question and I don't have
                    Quarter 2 in front of me, but I do have Quarter 3 and in the south our inbound roaming MOUs were 229 million, our outbound 162 million and the prior quarter in the northeast, inbound was 103 million, outbound was 70 million.

Mr. Gavarkovs:      Okay.

Mr. Piper:          And maybe if you could ask the other components of your
                    question again?

Mr. Gavarkovs:      Sure. At what point would the cellular operations no longer be EBITDA positive? What level of subscribers, or ...

Mr. Piper:          Yeah, I don't know that we would guestimate on that. A lot of our EBITDA comes from our roaming arrangements, so I don't know that we would measure the EBITDA performance strictly on the number of subscribers.

Mr. Gavarkovs:      Okay and what's the roaming rate that you receive on a
                    monthly basis?

Mr. Piper:          That's going to be higher than what we're getting at the PCS operation, but I'm not exactly sure of that blended roaming rate today.

Mr. Gavarkovs:      Okay and have there been any efforts to monotize the
                    minority interest or spectrum?

Mr. Vaughn:         We have look occasionally at doing some. Some of the
                    minority interests we have are in other -- there's one other interest we have in another PCS affiliate, Sprint PCS affiliate, just sitting to the east of us. We also have small minority interest in a very small cellular property that I think pays us a quarter million dollars a quarter for doing nothing. So I don't see why they ever want to monotize that. As far as looking at the licenses, we've looked at things at various times, Jeff. As you know, we had a very successful monotization of our towers at US Unwired about a year and a half ago. But the market has changed. Just as the market has changed for us, it's changed for the value of licenses, it's changed for the value of towers and it's probably even changed for the value of cellular properties.

Mr. Gavarkovs:      Well, given perhaps a need for liquidity, would you
                    entertain selling them even though you may be a little displeased with the current market levels?

Mr. Vaughn:         Well, all of those assets you're talking about are in US
                    Unwired.

Mr. Gavarkovs:      Uh-huh (yes).

Mr. Vaughn:         And I don't think we have -- I think we have said in our
                    release that we have sufficient cash for the balance of 2003.

Mr. Gavarkovs:      Okay.

Mr. Vaughn:         Without the bank facility. So, yes, we -- if the right offer came in we're not, you know, wed to any of these things.

Mr. Gavarkovs:      Okay.

Mr. Vaughn:         But I think the way it works though is that if right now we were to sell them, all we'd do is pay down bank debt. It does not stay in the operations.

Mr. Gavarkovs:      Okay. Thank you for the call out on that.

Mr. Piper:          Operator, I think we have time for one more call, or one
                    more question.

Operator:           Gentlemen, I show no more questions at this time.

Mr. Piper:          Well, let me just wrap up very quickly. Again, we appreciate those of you that have stuck with us through a difficult
                    2002. Rest assured, we remain committed to our business plan, we remain committed to the Sprint PCS affiliation agreement and we look forward to a better 2003. We'll talk to you again around the middle of May. Thank you.

Operator:           Thank you. This does conclude today's teleconference. You
                    may disconnect your lines at this time and have a wonderful afternoon.